Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS SOLID THIRD QUARTER RESULTS

FFO per share has grown 9.2% year to date

Jacksonville, Fla. (October 27, 2004) — Regency Centers Corporation announced today financial and operating results for the quarter ended September 30, 2004. Net income for common stockholders for the quarter was $35.6 million, $0.58 per diluted share, compared to $29.8 million and $0.51 per diluted share for the same quarter last year. Net income for the nine months ended September 30, 2004 was $82 million or $1.35 per diluted share, compared to $73.3 million and $1.23 per diluted share for the first nine months of 2003, a per share increase of 9.8%.

Regency reports Funds From Operations (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. For the third quarter, FFO was $51.3 million, or $0.82 per diluted share, compared to FFO of $46.2 million and $0.78 per diluted share for the same period last year, a per share growth rate of 5.1%. For the nine months ended September 30, 2004, FFO was $139.8 million or $2.25 per diluted share, compared to $125.9 million and $2.06 for the same period last year. Year to date FFO per share has increased 9.2% over 2003.

“Regency’s strategy of creating the highest quality portfolio while pursuing profitable growth through our development program and joint venture partnerships has continued to yield consistently solid results,” said Martin E. Stein, Jr., Chairman and Chief Executive Officer. “The attractive returns from our developments and joint ventures, together with stable same store NOI growth, will continue to enhance Regency’s FFO per share growth rate.”

Portfolio Results

At September 30, 2004, Regency’s total assets before depreciation were approximately $3.5 billion. At quarter end, the Company owned 263 shopping centers and single tenant properties, including those held in joint ventures, totaling 30.6 million square feet located in attractive markets across the nation. Occupancy of the operating portfolio at quarter end remained above 95%. Same property NOI growth was 2.6% for the quarter and 2.4% year to date. Rent growth, on a same-store, cash basis, was 10% for the quarter and 9.2% year to date. During the quarter Regency executed 276 new and renewal lease transactions, including development properties, for a total of 713,000 square feet. For the year, Regency has executed 972 new and renewal transactions, leasing over 2.8 million square feet.

During the quarter three hurricanes impacted 42 properties within Regency’s Florida portfolio. Individual property damage was minimal, with most properties only requiring landscaping repair and debris removal, however, total uninsured clean up and repair costs are expected to approximate $850,000.

Capital Recycling – Investment and Disposition Activity

During the third quarter Regency sold one operating property at a gross sales price of $14.4 million and a cap rate of 7.40%. Regency also sold one completed development to the Macquarie CountryWide-Regency joint venture at a gross sales price of $26.2 million and a cap rate of 7.25% and three developments to third parties at a total gross sales price of $26 million and a cap rate of 8.09%.

Four developments were completed during the quarter with total net development costs at completion of $67.6 million and a net operating income yield on net development costs of 10.5%. As of September 30, 2004, the Company had 31 properties under development for an estimated total net investment at completion of $431 million. The in-process developments are 65% funded and 80% leased, including tenant-owned square footage.

During the quarter Columbia Regency Retail Partners, our joint venture with the Oregon Public Employees Retirement Fund, acquired a six property portfolio in Chicago, IL. The six centers are all anchored by Dominick’s and collectively are 98% leased. The average household income within three miles of the centers is nearly $90,000. “The strong grocer sales at these centers, coupled with great demographics and desirable in-fill locations made this acquisition valuable, not only for expanding our presence in the Chicago market, but also helping to grow our joint venture program,” said Mary Lou Fiala, President and Chief Operating Officer. The total purchase price for the assets was $119 million at a cap rate of 8.3%.

On August 16, Regency announced that it entered into definitive agreements with its joint venture partners, Macquarie Countrywide Trust (MCW) and the Oregon Public Employees Retirement Fund (OPERF), to acquire 25 retail properties totaling 2.7 million square feet from Atlanta-based Branch Properties. Subsequent to quarter end, Regency and its partners closed on 22 of the 25 properties. Two remaining properties are expected to close on November 1, 2004 and the final property will not be purchased.

Also subsequent to quarter end, Regency closed on the purchase of Gateway Shopping Center in Chester County, PA, a western suburb of Philadelphia. Chester County is one of the most affluent and fastest growing counties in the state. The average household income within three miles of the center is $111,000. The 221,000 square foot center is 100% leased and is anchored by Trader Joe’s, TJ Maxx and Staples. The purchase price of the center was $58.5 million, $25 million of which was paid in RCLP partnership units, at a cap rate of 7.5%. “Gateway is prime real estate in an infill location surrounded by our target demographics. This strategic investment in Philadelphia marks Regency’s continued expansion in the Northeast,” added Mrs. Fiala.

Capital Markets

On July 26, 2004 Fitch Ratings affirmed their BBB+ senior debt rating and revised their outlook from negative to stable.

On August 24, 2004 Regency announced the sale of 1.5 million shares of common stock. The net proceeds of $68 million were used to reduce the balance of the revolving credit facility and fund recent acquisitions.

On August 31, 2004, Regency issued $125 million of depository shares representing Series 4 Cumulative Preferred Stock. The depository shares are redeemable at par at Regency’s election on or after August 31, 2009, pay a 7.25% annual dividend and have a liquidation value of $25 per share. The proceeds were used to redeem $85 million of Series B 8.75% Preferred Units and $40 million of Series C 9.0% Preferred Units on September 3, 2004. Regency recorded a charge of $3.24 million to net income for common stockholders for the original issuance costs associated with the redeemed units.

Dividend

On October 27th, 2004, the Board of Directors declared a quarterly cash dividend of $0.53 per share, payable on November 24, 2004 to shareholders of record on November 10, 2004. The Board also declared a quarterly cash dividend of $0.46563 on the Series 3 Preferred stock, payable on December 31, 2004 to shareholders of record on December 1, 2004. The Board has also declared a quarterly cash dividend of $0.45313 on the Series 4 Preferred stock, payable on December 31, 2004 to shareholders of record on December 1, 2004.

Conference Call

In conjunction with Regency’s third quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday October 28, 2004 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its third quarter 2004 supplemental information package that may help investors estimate earnings for 2004. A copy of the Company’s third quarter 2004 supplemental information will be available from the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended September 30, 2004. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Funds From Operations Reconciliation to Net Income—Actual Results

	Three Months Ended		Year to Date
For the Periods Ended September 30, 2004 and 2003	2004	2003	2004	2003
Funds From Operations:
Net income for common stockholders	35,569,385	29,768,737	82,049,013	73,325,205
Add (Less):
Depreciation expense - real estate only	18,079,843	16,992,024	53,380,541	50,563,498
Depreciation expense - joint ventures	1,567,510	1,241,063	4,183,076	2,929,814
Amortization of leasing commissions and intangibles	2,310,730	1,692,502	6,830,590	5,032,447
(Gain) on sale of operating properties	(6,856,345)	(4,223,956)	(8,072,261)	(7,757,224)
Minority interest of exchangeable partnership units	590,385	750,019	1,416,660	1,841,957

Funds from Operations	51,261,508	46,220,389	139,787,619	125,935,697

Weighted Average Shares For Diluted FFO Per Share	62,658,600	59,441,859	62,055,518	61,161,412

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood retail centers. Regency’s total assets before depreciation are $3.5 billion. As of September 30, 2004, the Company owned 263 retail properties, including those held in joint ventures, totaling 30.6 million square feet located in high growth markets throughout the United States. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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In addition to historical information, the information in this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Regency operates, management’s beliefs and assumptions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in national and local economic conditions, financial difficulties of tenants, competitive market conditions including pricing of acquisitions and sales of properties and out parcels, changes in expected leasing activity and market rents, timing of acquisitions, development starts and sales of properties and out parcels, weather, obtaining governmental approvals and meeting development schedules.

During the quarter, Regency’s corporate representatives may reiterate these forward-looking statements during private meetings with investors, investment analysts, the media and others. At the same time, Regency will keep this information publicly available on its web site www.regencycenters.com.

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